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As filed with the Securities and Exchange Commission on July 16, 2019.

Registration No. 333-231655

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6
TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Biophytis S.A.

(Exact Name of Registrant as Specified in Its Charter)

Not Applicable
(Translation of Registrant's name into English)

France (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Biophytis S.A.
Sorbonne University—BC 9, Bâtiment A 4ème étage
4 place Jussieu
75005 Paris, France
+33 1 44 27 23 00
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302)738-6680
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Aron Izower Reed Smith LLP 599 Lexington Avenue, 26nd Floor New York, NY 10022 +1 (212) 521-5400	Linda Hesse Jones Day 2 rue Saint-Florentin 75001 Paris France +33 1 56 59 39 39

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company    ☒

          If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        Biophytis S.A. has prepared this Amendment No. 6 to the Registration Statement (the "Registration Statement") on Form F-1 (File No. 333-231655) solely for the purpose of filing a revised Exhibit 5.1 to the Registration Statement. This Amendment No. 6 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

 PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Under French law, provisions of bylaws that limit the liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance.

        We have liability insurance for our directors and officers, and intend to obtain coverage for insurance against liability under the Securities Act. We also intend to enter into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys' fees, judgments and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

        These agreements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

Item 7.    Recent Sales of Unregistered Securities

        The following sets forth information regarding all unregistered securities sold since January 1, 2016.

  •
  On August 4, 2016 we issued 28,000 ordinary shares upon the exercise of outstanding employee warrants at an average exercise price of €2.06 per warrant, for aggregate proceeds to us of €57,680;

  •
  On April 3, 2017, we issued 1,310,431 ordinary shares in a private placement at a price of €2.85 per share, for aggregate proceeds to us of €3,734,728;

  •
  On May 16, 2017, we issued 306,122 ordinary shares upon the conversion of 75 bond warrants at an exercise price of €2.45 per share, for aggregate proceeds to us of €300,000;

  •
  On May 27, 2017, we issued 102,459 ordinary shares upon the conversion of 25 bond warrants at an exercise price of €2.44 per share, for aggregate proceeds to us of €250,000;

  •
  On May 31, 2017, we issued 104,166 ordinary shares upon the conversion of 25 bond warrants at an exercise price of €2.40 per share, for aggregate proceeds to us of €250,000;

  •
  On June 2, 2017, we issued 85,106 ordinary shares upon the conversion 20 bond warrants at an exercise price of €2.35 per share, for aggregate proceeds to us of €200,000;

  •
  On June 7, 2017, we issued 85,106 ordinary shares upon the conversion of 20 bond warrants at an exercise price of €2.35 per share, for aggregate proceeds to us of €200,000;

  •
  On June 9, 2017, we issued 702,126 ordinary shares upon the conversion of 165 bond warrants at an exercise price of €2.35 per share, for aggregate proceeds to us of €1,650,000;

  •
  On July 7, 2017, we issued 684,931 ordinary shares upon the conversion of 200 bond warrants at an exercise price of €2.92 per share, for aggregate proceeds to us of €2,000,000;

  •
  On July 10, 2017, we issued 342,465 ordinary shares upon the conversion of 100 bond warrants at an exercise price of €2.92 per share, for aggregate proceeds to us of €1,000,000;

  •
  On October 13, 2017, we issued 1,989,000 ordinary shares in connection with a private placement at a price of €5.25 per share, for aggregate proceeds to us of €10,442,250;

  •
  On October 26, 2017, we issued 15,000 ordinary shares upon the exercise of 15,000 founders' warrants at an exercise price of €2.06 per share, for aggregate proceeds to us of €30,900; and

  •
  On November 2, 2017, we issued 1,513,000 ordinary shares in connection with a private placement at a price of €5 per share, for aggregate proceeds to us of €7,565,000.

        The offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation.

Item 8.    Exhibits

  (a)
  Exhibits

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement

3.1	*	By-laws (status) of the registrant (English translation)

4.1	*	Form of Deposit Agreement

4.2	*	Form of American Depositary Receipt (included in Exhibit 4.1)

5.1		Opinion of Reed Smith LLP

10.1	*	Agreement for the Issuance of an Subscription to Warrants Giving Access to Notes Convertible into New and/or Existing Shares and/or Redeemable in Cash with Share Subscription Warrants Attached by and between Biophytis S.A. and Bracknor Fund Ltd., dated April 3, 2017

10.2	*	Venture Loan Agreement by and between Biophytis S.A. and Kreos Capital V (UK) Ltd., dated September 10, 2018

10.3	*	Bonds Issue Agreement by and between Biophytis S.A. and Kreos Capital V (UK) Ltd., dated September 10, 2018

10.4	†*	Pledge Agreement by and between Biophytis S.A. and Kreos Capital V (UK) Ltd., dated September 10, 2018 (English translation)

10.5	†*	Accord d'Exploitation (License Agreement), dated January 1, 2016, by and among Biophytis S.A. and L'Universite Pierre et Marie Curie, Le Centre National de la Recherche Scientifique and L'Institut National de la Sante et de la Recherche Medicale (English translation)

Exhibit No.		Description of Exhibit
10.6	†*	Accord d'Exploitation (License Agreement), dated January 1, 2016, by and among L'Universite Pierre et Marie Curie, Le Centre National de la Recherche Scientifique and L'Institut National de la Recherche Agronomique (English translation)

10.7	†*	Amendment to the License Agreement by and between L'Universite Pierre et Marie Curie, Le Centre National de la Recherche Scientifique and L'Institut National de la Recherche Agronomique dated March 27, 2019 (English translation)

10.8	†*	Co-ownership Agreement relating to patents S I by and between Biophytis S.A., Universite Pierre et Marie Curie and CNRS, dated July 10, 2008 with effect as from November 30, 2007 (English translation)

10.9	†*	Co-ownership Agreement relating to patents S II by and between Biophytis S.A. and Universite Pierre et Marie Curie, dated March 29, 2016 with effect as from November 10, 2011 (English translation)

10.10	†*	Co-ownership Agreement relating to patents S III by and between Biophytis S.A., INRA and Universite Pierre et Marie Curie, dated July 6, 2017 with effect as from December 13, 2011 (English translation)

10.11	†*	Co-ownership Agreement relating to patents S IV by and between Biophytis S.A. and Universite Pierre et Marie Curie, dated November 18, 2016 with effect as from May 20, 2014 (English translation)

10.12	†*	Co-ownership Agreement relating to patents M I by and between Institut Biophytis and Universite Pierre et Marie Curie, dated November 10, 2014 with effect as from June 25, 2009 (English translation)

10.13	†*	Co-ownership Agreement relating to patents M II by and between Institut Biophytis, Universite Pierre et Marie Curie and CNRS, dated May 11, 2017 with effect as from May 13, 2011 (English translation)

10.14	†*	Co-ownership Agreement relating to patents M III by and between Biophytis S.A., Universite Pierre et Marie Curie, CNRS and Inserm, dated October 16, 2017 with effect as from April 30, 2015 (English translation)

10.15	†*	Co-ownership Agreement relating to patents M IV by and between Biophytis S.A., Universite Pierre et Marie Curie, CNRS and Inserm, dated December 18, 2017 with effect as from May 27, 2015 (English translation)

10.16	†*	Collaboration Agreement by and between Biophytis S.A., SORBONNE UNIVERSITE and CNRS, dated July 1, 2016 (English translation)

10.17	†*	Amendment 1 to the Collaboration, Agreement by and between, Biophytis S.A., SORBONNE UNIVERSITE and CNRS dated March 22, 2017 (English translation)

10.18	†*	Collaboration Agreement by and between Biophytis S.A., SORBONNE UNIVERSITE, CNRS and INSERM dated November 20, 2014 as amended on May 26, 2015, February 16, 2016, January 1, 2017 and February 8, 2019 (English translation)

10.19	*	Services Agreement regarding SARA INT clinical data platform between Biophytis S.A. and BlueCompanion, dated December 22, 2017

10.20	*	Amendment 1 to the Services Agreement regarding SARA INT clinical data platform between Biophytis S.A. and BlueCompanion, dated December 7, 2018

Exhibit No.		Description of Exhibit
10.21	*	Services Agrement regarding SARA DATA/OBS clinical platform between Biophytis S.A. and BlueCompanion, dated May 16, 2007

10.22	*	Amendment 1 to the Services Agreement regarding SARA DATA/OBS clinical data platform between Biophytis S.A. and BlueCompanion, dated December 22, 2017

10.23	*	Amendment 2 to the Services Agreement regarding SARA DATA/OBS clinical data platform between Biophytis S.A. and BlueCompanion, dated December 7, 2018

10.24	*	Services Agreement by and between Biophytis S.A. and Biophytis, Inc., dated March 22, 2019 (English translation)

10.25	*	Amendment No. 1 to the Services Agreement by and between Biophytis S.A. and Biophytis, Inc., dated June 7, 2019 (English translation)

10.26	*	Assignment Agreement between Biophytis S.A. and Stanislas Veillet, dated May 22, 2019

21.1	*	List of subsidiaries of the registrant

23.1	*	Consent of Ernst & Young et Autres

23.2	*	Consent of Reed Smith LLP (included in Exhibit 5.1)

24.1	*	Power of Attorney (included on signature page to the Registration Statement on Form F-1)

*
Previously filed.

†
Confidential portions of the exhibit have been omitted.
  (b)
  Financial Statement Schedules

        All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements and notes thereto.

Item 9.    Undertakings

        (f)    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (i)    The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France on July 16, 2019.

BIOPHYTIS S.A.
By:	/s/ STANISLAS VEILLET
	Name:	Stanislas Veillet
	Title:	Chief Executive Officer and Chairman

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE		TITLE	DATE

/s/ STANISLAS VEILLET Stanislas Veillet		Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 16, 2019
/s/ DANIEL SCHNEIDERMAN Daniel Schneiderman		Chief Financial Officer (Principal Financial and Accounting Officer)	July 16, 2019
* Dimitri Batsis		Director	July 16, 2019
* Nadine Coulm		Director	July 16, 2019
* Jean Franchi		Director	July 16, 2019
* Eric Rowinsky		Director	July 16, 2019
*By:	/s/ STANISLAS VEILLET Stanislas Veillet Attorney-in-fact

 AUTHORIZED UNITED STATES REPRESENTATIVE

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Biophytis S.A., has signed this Registration Statement on Form F-1 in the City of Newark, Delaware on July 16, 2019.

Puglisi & Associates
By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi
	Title:	Managing Director

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EXPLANATORY NOTE
PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 6. Indemnification of Directors and Officers
  Item 7. Recent Sales of Unregistered Securities
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
AUTHORIZED UNITED STATES REPRESENTATIVE